Exhibit 5.1

STINSON LEONARD STREET LLP

150 South Fifth Street

Suite 2300

Minneapolis, MN 55402

July 18, 2017

Two Harbors Investment Corp.

590 Madison Avenue, 36th Floor

New York, New York 10022

Ladies and Gentlemen:

Re: Registration Statement on Form S-3 (File No. 333-204216)

Ladies and Gentlemen:

We have served as counsel to Two Harbors Investment Corp., a Maryland corporation (the “Company”), in connection with the issuance of up to 11,500,000 shares (the “Shares”) of the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Company (including up to 1,500,000 Shares issuable pursuant to an overallotment option granted to the underwriters in the offering of the Shares), in an underwritten public offering covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein and the supplement thereto, each substantially in the form in which it was transmitted to the Commission under the Securities Act;

2.    The charter of the Company (the “Charter”), as amended as of the date hereof, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.    The Bylaws of the Company, as amended to date, certified by an officer of the Company;

4.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.    Resolutions adopted by the Board of Directors of the Company (the “Board”), and by a duly authorized committee of the Board (the “Resolutions”), relating to, among other matters, the registration, classification and issuance of the Shares, certified by an officer of the Company;

6.    A certificate executed by an officer of the Company; and

7.    Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Upon the issuance of any shares (the “Conversion Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company issuable upon the conversion of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.    The Shares and the Conversion Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.   The issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

3.    The issuance of the Conversion Shares has been duly authorized and, when issued and delivered by the Company upon conversion of the Shares in accordance with the Registration Statement, the Resolutions and the Charter, the Conversion Shares will be validly issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Stinson Leonard Street LLP